EXHIBIT 10.8

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) is entered as of August 28, 2009 by and between FUND.COM, INC. (the “Company”) and DANIEL KLAUS (“Klaus”).

RECITALS

WHEREAS, Klaus currently serves as the Chairman of the Board of Directors of the Company; and

WHEREAS, the Company and Klaus wish to set forth the terms and conditions of the resignation of Klaus from the Board of Directors of the Company, and certain other agreements between the Company and Klaus.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1.    Resignation.  Effective as of August 28, 2009 (the “Separation Date”), Klaus hereby resigns as a  member of the Board of Directors of the Company, as well as any committees of the Board of Directors of the Company.

2.    Directors’ and Officers’ Liability Insurance Coverage.  The Company shall continue to cover Klaus under its Director and Officers Insurance coverage at the same level of coverage as shall be provided, from time to time, to officers and directors of the Company, in accordance with, and subject to the limitations of such coverage, for a period of six (6) years beginning on the Separation Date.  In the event of a covered claim, the Company shall pay any deductible that is required under such coverage.

3.    Indemnification.  To the fullest extent permitted by law, the Company’s Certificate of Incorporation or its by-laws, the Company shall promptly indemnify Klaus for all amounts (including without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees and costs) incurred or paid by Klaus in connection with any action, proceeding, suit or investigation arising out of or relating to the past performance by Klaus of services for the Company or any of its subsidiaries or affiliates, including as a director, officer, independent contractor  or employee of the Company or any such subsidiary or affiliate.

4.    Share Award; Consulting Agreement.  The Company agrees and acknowledges that:

(a) Share Awards.  In lieu of a stock award previously granted on May 14, 2009,  effective as of the date of this Separation Agreement, the Board of Directors of the Company has authorized and granted to Klaus a stock award in the amount of 964,285 shares of the Company’s Class A Common Stock, par value $.001 per share (the “Klaus Shares”), along with a similar grant and award of 964,285 shares of the Company’s Class A Common Stock, par value $.001 per share to Lucas Mann, (the “Mann Shares”), each valued at $0.21 per share in lieu of fifty percent (50%) of an aggregate of $405,000 of past due consulting payments owed by the Company to Fabric Group, LLC (“Consultant”) pursuant to the terms of that certain Consulting Agreement between the Company and Consultant dated as of February 1, 2008, as amended as of March 9, 2009 (the “Consulting Agreement”).   The Klaus Shares are fully vested and owned by Klaus as of the date of this Agreement and the Company shall deliver certificates representing the Shares to Klaus upon execution of this Agreement or as soon thereafter as is reasonably practicable.  Other than the restrictions contained in Section 4(c) and in the Lock Up agreement set forth below, the Klaus Shares are not subject to any restriction on transfer.  The Company has no rights whatsoever to repurchase or invalidate the Klaus Shares.

(b) Consulting Agreement.  The Company and Klaus (on behalf of himself and Fabric Group LLC) further agree and acknowledge that the Consulting Agreement is hereby terminated and cancelled effective as of the date of this Agreement and is of no further force or effective. The Company, Klaus and Fabric Group LLC each agree to release each other from any further liability under the Consulting Agreement.

(c) Buyback Option.  In consideration for the grant of the Klaus Shares, Klaus acknowledges and agrees that the Company and/or its designee shall have the irrevocable option, exercisable at any time and from time to time until the Lockup Expiration Date (as defined in Section 6(a)), to redeem the Mann Shares at a purchase price of $0.21 per Klaus Share.

5.    Stock Options Cancelled.   Klaus and the Company acknowledge and agree that all options to purchase capital stock of the Company granted to Klaus by the Company which are currently outstanding are hereby cancelled and of no further force or effect.

6.    Lock Up Agreement.

(a)           Lockup Agreement.  Klaus hereby covenants and agrees that he shall not sell, pledge, hypothecate, transfer or assign (collectively, “Transfer”) any shares of Class A Common Stock of the Company (including, without limitation the Klaus Shares) that are owned of record or beneficially by him until April 30, 2010 (the “Lockup Expiration Date”).  Notwithstanding the foregoing, if there is an Event of Default (as defined in the Secured Non-Negotiable Non-Interest Bearing Installment Note, of even date herewith) before the Lockup Expiration Date, which is not cured, the provisions of this Section 6(a) shall cease to be of any further force or effect.

(b)           Limitations on Sale.  In addition, subsequent to the Lockup Expiration Date, Klaus agrees that, unless otherwise approved by the Company, he will not publicly sell, in any one month, a number of his Klaus Shares that exceed 100% of the average weekly trading volume of Company shares, as traded on the FINRA OTC Bulletin Board or other securities exchange) during the immediately preceding month

7.    No Disparagement.  The Company and Klaus shall not make any negative, disparaging, detrimental or derogatory comments to any third party concerning the other, or any of their current or former owners, directors, limited liability company managers, officers, representatives, attorneys or agents, as well as their parents or subsidiaries.

8.    Miscellaneous.

(a) Entire Agreement.  This Agreement constitutes the entire agreement of the parties and supersedes all prior oral and written statements or agreements with regard to its subject matter.

(b) Amendment.  No amendment or modification of this Agreement shall be valid or binding upon wither of them unless made in writing and signed by all parties hereto.

(c) Binding Effect.  This Agreement shall be binding upon and inure to the benefits of the parties hereto and their respective heirs, representatives, successors, transferees and assigns forever.

(d) No Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

(e) Severability. The Company and Klaus intend for every provision of this Agreement to be fully enforceable.  If a court with jurisdiction of this Agreement determines that all or part of any provision of this Agreement is unenforceable for any reason, the Company and Klaus intend for each remaining provision and part to be fully enforceable as though the unenforceable provision or part had not been included in this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

IN WITNESS WHEREOF, Mann and a duly authorized representative of the Company have signed this Agreement to be effective as of the date first set forth above.

FUND.COM, INC.

By: /s/ Gregory Webster____________________
       Gregory Webster, Chief Executive Officer

/s/ Daniel Klaus_________________________
Daniel Klaus

ACCEPTED AND AGREED TO:

FABRIC LLC

By: /s/ Daniel Klaus_________________________
Daniel Klaus, Manager and Member

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